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                UNITED STATES SECURITITES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Leonard                 Christopher                 E.
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     (Last)                   (First)                (Middle)

                                 686 North Wall
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                                    (Street)

    Salt Lake City              Utah                      84103
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      (City)                   (State)                    (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

    1/28/99
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    The Murdock Group Career Satisfaction Corporation (no sym)
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5.  Relationship of Reporting Person to Issuer
     (Check all applicable)

     [   ]      Director                         [   ]     10% Owner
     [ X ]      Officer (give title below)       [   ]     Other (specify below)

    Chief Information Systems Officer
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6.  If Amendement, Date of Original     (Month/Year)


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7. Individual or Joint/Group Filing (Check applicable line)

     [ X ]      Form Filed by One Reporting Person

     [   ]      Form Filed by More than One Reporting Person

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

             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                  3. Ownership Form:
                      2. Amount of Securities        Direct (D) or
1. Title of Security     Beneficially Owned          Indirect (I)         4. Nature of Indirect
   (Instr. 4)            (Instr. 4)                  (Instr. 5)              (Instr. 5)
--------------------------------------------------------------------------------------------------
Class A Common              12,800                      D
Voting Shares
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
Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.


                 Table II -- Derivative Securities Beneficially
      Owned (e.g., puts, calls, warrants, options, convertible secutities)
================================================================================

                                                              3.  Title and Amount of Securities
                                                                  Underlying derivative Security
                              2. Date Exercisable                (Instr. 4)
                                 and Expiration Date        -------------------------------------------    4.  Conversion
                                 (Month/Day/Year)                               Amount                         or
                             -----------------------                            or                             Exercise
                             Date            Expira-                            Number                         Price of
1.  Title of Derivative      Exer-           tion                               of                             Derivative
    Security (Instr. 4)      cisable         Date              Title            Shares                         Security
------------------------------------------------------------------------------------------------------------------------------------
N/A
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====================================================================================================================================

Explanation of Reponses:

Christoher E. Leonard

/s/ Christoher E. Leonard                              8 February 1999
----------------------------------              -----------------------------
**Signature of Reporting Person                             Date
      Christoher E. Leonard

** Intentional misstatements or omissions of facts constitute Federal criminal violation (See 18 U.S.C.1001)